Exhibit 99.1

Advanta Corp. Files to Reorganize Under Chapter 11 to Preserve Stakeholder Value

SPRING HOUSE, Pa.--(BUSINESS WIRE)--November 8, 2009--Advanta Corp. (NASDAQ: ADVNB; ADVNA) announced today that it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Although Advanta Corp. has close to $100 million in cash and equivalents on hand, over time it would not be able to meet all of its existing obligations. The filing at this time is intended to address that shortfall in an orderly way that benefits stakeholders most fairly. The Company is reviewing both existing and potential business opportunities in connection with the reorganization.

Advanta Corp. has about $138 million of senior retail investment notes outstanding and the filing is expected to preserve the value of Advanta Corp.’s assets which will, among other things, maximize recoveries of the senior retail note holders.

Advanta Bank Corp., a wholly owned subsidiary of Advanta Corp, is not included in the Chapter 11 filing. It has been one of the nation’s largest issuers of credit cards for small business. It is currently collecting its $2.7 billion portfolio of managed receivables from 360,000 customers but the cards are not open to new charges. The Chapter 11 proceeding will not have any impact on outstanding credit card balances and customer payment obligations will continue on normal schedules.

Advanta Bank Corp.’s capital is, however, below regulatory capital requirements and over time Advanta Bank Corp. may be turned over to an FDIC receivership. Again that should not affect its customers. The parent corporation consciously decided not to fund the capital deficiency in order to preserve value for the senior retail note holders and other Advanta. Corp. stakeholders.

“The economic debacle over the last two years devastated Advanta’s small business customers and Advanta itself,” said Dennis Alter, Chairman and CEO, who is waiving his salary and any bonus during this process. In May of this year Advanta Corp. and Advanta Bank Corp. initiated a plan to limit their losses and add substantial value through the acquisition of Class A bonds issued by the Advanta Business Card Master Trust. However, the FDIC, after initially clearing the Plan, ultimately decided not to allow it to proceed.

After that Advanta Bank Corp. proposed a second plan to enable the Company to preserve value for its stakeholders and provide capital both for the Company and the Bank. However, an essential component of that plan recently also failed to secure FDIC approval leading to the Chapter 11 filing today.

Advanta Corp. has had a 59 year history of being a leading innovator in the financial services industry and of providing great value to its stakeholders, including its senior retail note holders and shareholders, prior to the recent reversals. It has also been a major civic and charitable force in the communities in which it is based, particularly in the Greater Philadelphia area.

For more information, please visit www.advantareorg.com The Company has also established a toll-free information line for interested parties. The number is 1-800-223-7074.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: 1) that the Bank will not be able to regain compliance with the capital levels and ratios required by the FDIC; 2) that the FDIC will pursue further regulatory actions against the Bank; 3) the costs, timing and success of the reorganization actions, including the Company’s ability to prosecute, confirm and consummate a plan of reorganization which has not yet been proposed; and 4) the impact of litigation and legal, regulatory, administrative and other claims, investigations or proceedings. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
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Tom Becker
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